UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2006 (December 21, 2006)

CORPORATE OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
(Address of principal executive offices)

(443) 285-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 21, 2006, Corporate Office Properties Trust (the “Company”) and Corporate Office Properties, L.P. (the “Operating Partnership”) entered into (1) a Purchase Agreement and Agreement and Plan of Merger by and among the Company, the Operating Partnership, W&M Business Trust and Nottingham Village, Inc. (the “NVI Merger Agreement”) and (2) a Purchase and Sale Agreement of Ownership Interests by and between the Operating Partnership and Nottingham Properties, Inc. (the “NPI Purchase Agreement”).  These agreements collectively provide for the acquisition by the Company and the Operating Partnership of 55 operating properties totaling 2.4 million square feet and land parcels totaling 187 acres for a contract price of $362.5 million (the “Transaction”).  All of the properties included in the Transaction are located in Maryland, with 36 of the operating properties, totaling 1.6 million square feet, and land parcels totaling 175 acres, located in the White Marsh region of Northern Baltimore County.  The remaining properties included in the Transaction are located in other regions in Northern Baltimore County and the Baltimore/Washington Corridor.  The Company expects the Transaction to be completed in January 2007.

The Company expects to pay for the Transaction by (1) issuing approximately $173.8 million in a combination of (a) shares in a new class of preferred shares of beneficial interest (the “Preferred Shares”) that are convertible into the Company’s common shares of beneficial interest (“common shares”) and (b) common shares; (2) assuming existing mortgage loans totaling approximately $38.1 million, with an average interest rate of approximately 6.1%; (3) assuming an existing unsecured loan totaling approximately $106.1 million, with a variable interest rate of LIBOR plus 1.15% to 1.55% depending on the borrower’s leverage levels at different points in time, which we expect to repay shortly after closing using borrowings under the Company’s Revolving Credit Facility; and (4) using borrowings under the Company’s Revolving Credit Facility for the balance.  On December 22, 2006, the Company deposited $2.0 million in cash with an escrow agent in connection with the Transaction.

Common shares issued in the Transaction will be valued at the calculation price, as defined in the NVI Merger Agreement, which is the average closing price on the New York Stock Exchange of the Company’s common shares over a period of 20 trading days, ending on the tenth trading day prior to the completion of the Transaction, provided, however, that such price shall equal a minimum of $43.00 per share and a maximum of $49.00 per share.  The Preferred Shares will initially be valued, and carry a liquidation preference equal to, $50.00 per share.  The Preferred Shares are nonvoting and are convertible, subject to certain conditions, into Common Shares at a rate equal to 1.25 times the calculation price for the common shares, as described above.  Holders of the Preferred Shares will be entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends will accrue from the date of issue at the annual rate of $2.80 per share, which is equal to 5.6% of the $50.00 per share liquidation preference.  The number of Preferred Shares issued will be designated by Nottingham Village, Inc. at least five business days prior to consummation of the Transaction, provided, however, that the number of Preferred Shares will not exceed the sum of (1) 2,830,000 plus (2) 70% of certain closing adjustments associated with the Transaction divided by the liquidation preference.

The NVI Merger Agreement and NPI Purchase Agreement have been approved by the Company’s Board of Trustees.

Consummation of the Transaction is subject to customary conditions, including shareholder approval by the shareholders of Nottingham Village.  The NVI Merger Agreement and NPI Purchase Agreement contain customary termination rights for the parties and provide that upon termination of the agreement in certain circumstances, Nottingham Village, Inc. would be required to pay certain amounts to the Company.  Among other instances, the Company and the Operating Partnership may terminate its obligations relating to the Transaction in the event of a “Target Material Adverse Effect,” as defined in the NVI Merger Agreement, meaning any event, circumstance, change or effect (subject to certain limitations) that adversely affects the financial condition or results of operations of the properties to be acquired in an aggregate amount in excess of $18.0 million that was not reasonably foreseeable at December 21, 2006.  In addition, Nottingham Village, Inc. may terminate its obligations relating to the Transaction in the event of an “Acquiror Material Adverse Effect,” as defined in the NVI Merger Agreement, meaning any event, circumstance, change or effect (subject to certain limitations) that adversely affects the financial condition or results of operations of the Company in an amount in excess of $100.0 million that was not reasonably foreseeable at December 21, 2006.

The NVI Merger Agreement and NPI Purchase Agreement contain representations and warranties that the parties have made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms.  Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been intended not as statements of fact, but rather as a way of allocating risk among the parties.

Item 3.02               Unregistered Sales of Equity Securities.

As indicated in Item 1.01, the Company will issue to holders of the common stock of Nottingham Village, Inc. as partial consideration in the Transaction an aggregate of approximately $173.8 million in a combination of Preferred Shares and common shares. Such shares will be issued in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Act”) by virtue of an exemption provided for pursuant to Section 4(2) of the Act.

Item 7.01               Regulation FD Disclosure.

The Company believes that should the Transaction be completed, the Company will realize strategic benefits including the following:

•                  The Company would become the largest owner of office properties in White Marsh, Maryland, a submarket located in the Baltimore /Washington Corridor, which the Company believes will be efficiently integrated into its operations in that region.  White Marsh is also located off of Interstate 95, approximately 18 miles from Aberdeen Proving Ground, a United States Army Base; the Company believes that this proximity could potentially benefit certain of its existing and future tenants in the United States defense industry.

•                  It would increase the Company’s critical mass of property holdings in Columbia, Maryland, Hunt Valley, Maryland and the BWI Airport submarket.

•                  It would add future development capacity of approximately 2.0 million square feet in submarkets in which the Company would already have significant operating property holdings.

•                  Upon completion of the Transaction, the Company expects to employ a number of individuals who are members of the selling parties’ property management team.

The Company also believes that the Transaction will positively affect its future financial performance.  The Company expects to hold a conference call and live webcast at a future date following the completion of the Transaction, at which time it will discuss the Transaction in further detail.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 27, 2006

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Randall M. Griffin
Name: Randall M. Griffin
Title: President and Chief Executive Office